UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 8, 2015

Aon plc

(Exact Name of Registrant as Specified in Charter)

England and Wales	1-7933	98-1030901
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Devonshire Square, London, England (Address of Principal Executive Offices)	EC2M 4PL (Zip Code)

Registrant’s telephone number, including area code: +44 20 7623 5500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2015, Aon Corporation (the “Company”), an indirect, wholly owned subsidiary of Aon plc (the “Parent”), entered into an Amended and Restated Employment Agreement with Stephen P. McGill, the Chairman and Chief Executive Officer, Risk Solutions, and Group President of the Parent (the “Amended and Restated Agreement”).  The Amended and Restated Agreement amends and restates that certain Employment Agreement, dated as of December 7, 2010 (the “Employment Agreement”), by and between the Company and Mr. McGill.  The purpose of the Amended and Restated Agreement is to, among other things, renew and extend the Employment Agreement.  A brief description of the terms and conditions of the Amended and Restated Agreement are set forth below.

Term and Position.  The Amended and Restated Agreement provides that Mr. McGill’s term of employment will expire on December 1, 2020, unless terminated earlier in accordance with the terms of the Amended and Restated Agreement.  The Amended and Restated Agreement provides that Mr. McGill will serve as the Chairman and Chief Executive Officer, Risk Solutions, and Group President of the Parent.

Salary and Bonus.  The Amended and Restated Agreement does not change Mr. McGill’s salary or bonus.  Mr. McGill’s base salary will be $1,100,000 and he continues to be eligible for a target bonus of not less than 175% of base salary, subject to a cap of the lesser of three times his target bonus and the limit established under the Parent’s Executive Committee Incentive Compensation Plan (currently $10 million).  The Board of Directors (the “Board”) of the Parent retains the discretion to determine Mr. McGill’s actual bonus payment.

Long-Term Incentive Compensation.  The Amended and Restated Agreement does not alter Mr. McGill’s continued eligibility to participate in the Parent’s long-term incentive compensation plans such as its Leadership Performance Program (“LPP”), a sub-plan of the Amended and Restated Aon plc 2011 Incentive Plan. As a reflection of his performance to date and his commitment to the extended term as set forth in his Amended and Restated Agreement, subject to approval of the Board, Mr. McGill is expected to receive an additional award under the LPP with a grant date target value of $6 million for the performance period beginning January 1, 2016 and ending December 31, 2018.  This additional award will be subject to the same performance criteria and weightings as the regular award the Parent anticipates awarding to Mr. McGill under the LPP for the same performance period.  In addition, the performance criteria and weightings will be the same as those applicable to other LPP award recipients.

Benefits.  The Amended and Restated Agreement does not alter the benefits available to Mr. McGill.  Under the Amended and Restated Agreement, Mr. McGill will continue to be eligible to participate in the Company’s employee benefit plans and programs on terms generally applicable to the Company’s senior executives.

Restrictive Covenants.  The Amended and Restated Agreement includes twelve month non-competition and non-solicitation provisions without regard to the reason for such termination, subject to certain limited and customary exceptions.  In addition, the Amended and Restated Agreement includes customary confidentiality and intellectual property ownership provisions.

Termination Provisions.  Under the Amended and Restated Agreement, Mr. McGill will continue to be entitled to certain rights and benefits in the event of the termination of his employment with the Company, the nature and scope of those rights and benefits, including severance in certain instances, being dependent on the basis of such termination.  The termination provisions in the Amended and Restated Agreement are substantially similar to the termination provisions in the Company’s prior agreement with him.

The foregoing summary is qualified in its entirety by reference to the Amended and Restated Agreement, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

Exhibits:

Exhibit Number	Description of Exhibit
10.1	Amended and Restated Employment Agreement, dated as of July 8, 2015, by and between Aon Corporation and Stephen P. McGill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon plc

By:	/s/ Matthew M. Rice
Matthew M. Rice
Assistant Company Secretary

Date: July 13, 2015

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Amended and Restated Employment Agreement, dated as of July 8, 2015, by and between Aon Corporation and Stephen P. McGill.